Final Prospectus

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139576

4,004,000 Shares

Common Stock

This prospectus covers a total of up to 4,004,000 shares of our common stock, no par value per share, that may be offered from time to time by the selling stockholders named in this prospectus. The shares being offered by this prospectus consist of:

•	up to 2,750,000 shares of our common stock;

•	up to 550,000 shares issuable upon the exercise of the Series A Warrants;

•	up to 550,000 shares issuable upon the exercise of the Series B Warrants; and

•	up to 154,000 shares issuable upon the exercise of the warrant issued to the placement agent.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events. The foregoing shares of stock and warrants were acquired by the selling stockholders in a private placement by us that closed on November 15, 2006.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling stockholders. We may, however, receive proceeds if some or all of the warrants held by the selling stockholders are exercised. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices, and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 14. We are paying substantially all expenses incidental to the registration of these shares.

Our common stock is traded on the American Stock Exchange under the symbol “VCC.” On June 6, 2007, the last reported sale price of our common stock was $8.03 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 2 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is June 7, 2007.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

In this prospectus, we use the terms “Veri-Tek,” “our company,” “we,” “us” and “our” to refer to Veri-Tek International, Corp. and its subsidiaries.

VERI-TEK INTERNATIONAL, CORP.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Overview

Prior to July 3, 2006, we had a single line of business. We designed and manufactured testing and assembly equipment used primarily in the manufacture of driveline components in the automotive and heavy equipment industries. In addition, we utilized this technology to provide testing services to original equipment manufacturers and tier 1 suppliers in order to verify the manufacturing process.

Effective July 3, 2006, we entered into a second line of business through the purchase of Manitex, Inc. (“Manitex”) via an acquisition of all of the membership interests of Quantum Value Management, LLC (an entity owned by certain of our stockholders). Manitex is a leading provider of engineered lift solutions in North America, and is based in Georgetown, Texas. Our Manitex division designs, manufactures, and markets a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex’s boom trucks and crane products are primarily used for industrial projects, energy exploration, and infrastructure development including: roads, bridges and commercial construction.

Effective November 30, 2006, the Company, through its wholly owned subsidiary, Manitex Liftking, ULC, an Alberta unlimited liability company (“Manitex Liftking”), completed the acquisition of certain of the assets of Liftking Industries, Inc., an Ontario, Canada corporation (“Liftking”). The acquisition was completed pursuant to the terms and conditions of an Asset Purchase Agreement, dated October 19, 2006, with Liftking Industries, Inc. Liftking manufactures a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Liftking has over 6,000 units operating worldwide and more than 170 dealer locations that sell and service Liftking units.

On March 29, 2007, our Board of Directors approved a plan to sell our Testing & Assembly Equipment segment in order to focus management’s attention and financial resources on our Lifting Equipment segment. As a result, our Testing & Assembly Equipment segment will be accounted for as a discontinued operation starting with the first quarter of 2007 until its disposition.

Our principal executive offices are located at 50120 Pontiac Trail, Wixom, Michigan 48393, and our telephone number is (248) 560-1000. Our website is www.veri-tek.com and all of our filings with the Securities and Exchange Commission are available free of charge on our website. Information contained on our website is not incorporated by reference into this prospectus and such information should not be considered to be part of this prospectus.

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “RISK FACTORS” section of this prospectus.

All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on December 31. For example, a reference to “2005” or “fiscal 2005” means the 12-month period that ended December 31, 2005.

R ISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Operations

Our business is sensitive to increases in interest rates.

Our company is exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposure includes movements in the U.S. prime rate.

In addition, while overall economic growth has slowed, business investment and manufacturing continue to perform strongly. If interest rates continue to rise, it becomes more costly for our customers to borrow money to pay for the equipment they buy from us. Should the U.S. Federal Reserve Board decide to increase rates, prospects for business investment and manufacturing could deteriorate sufficiently to impact sales opportunities.

Our company’s business is sensitive to government spending.

Many of our customers depend substantially on government spending, including highway construction and maintenance and other infrastructure projects by U.S. federal and state governments and governments in other nations. Any decrease or delay in government funding of highway construction and maintenance, or other infrastructure projects could cause our revenues and profits to decrease.

We are subject to currency fluctuations.

Our revenues are generated in U.S. dollars and Canadian dollars while costs incurred to generate revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. Dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings.

We are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain materials and manufactured components from third-party suppliers. Any delay in our suppliers’ abilities to provide us with necessary materials and components may affect our capabilities at a number of our manufacturing locations, or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers including capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. Specifically, we have recently had difficulty in obtaining some of our necessary components. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

In addition, we purchase material and services from suppliers on extended terms based on our overall credit rating. Negative changes in our credit rating may impact suppliers’ willingness to extend terms and increase the cash requirements of the business.

Our level of indebtedness reduces financial flexibility and could impede our ability to operate.

As of December 31, 2006, our long term debt was $36.1 million and included: a line of credit, notes payable and capital lease obligations.

Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

•	we may be unable to obtain additional loans as a result of covenants and agreements with existing debt holders.

We have debt outstanding and must comply with restrictive covenants in our debt agreements.

Our existing debt agreements contain a number of significant covenants which may limit our ability to, among other things, borrow additional money, make capital expenditures, pay dividends, dispose of assets and acquire new businesses. These covenants also require us to meet certain financial tests. We are currently in compliance with all active covenants. A default, if not waived by our lenders, could result in acceleration of our debt and possibly bankruptcy.

We may require additional funding, which may not be available on favorable terms or at all.

Our future capital requirements will depend on the amount of cash generated by our operations. Our projections of cash flow from operations and, consequently, future cash needs are subject to substantial uncertainty.

We are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness. The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues and the extent to which we can restructure or modify our debt. We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations. If we raise additional funds by issuing equity securities, existing stockholders may be diluted.

The Lifting Equipment segment of our business is substantially dependent on the level of capital expenditures in the oil and gas industry and lower capital expenditures will adversely affect the results of its’ operations.

The demand for the equipment produced and sold by our Lifting Equipment segment depends on the condition of the oil and gas industry and, in particular, on the capital expenditures of companies engaged in the exploration, development, and production of oil and natural gas. Capital expenditures by these companies are influenced by the following factors:

•	the oil and gas industry’s ability to economically justify placing discoveries of oil and gas reserves in production;

•	the oil and gas industry’s need to clear all structures from the lease once the oil and gas reserves have been depleted;

•	weather events, such as major tropical storms;

•	current and projected oil and gas prices;

•	the abilities of oil and gas companies to generate, access and deploy capital;

•	exploration, production and transportation costs;

•	the discovery rate of new oil and gas reserves;

•	the sale and expiration dates of oil and gas leases and concessions;

•	local and international political and economic conditions;

•	the ability or willingness of host country government entities to fund their budgetary commitments; and

•	technological advances.

Historically, prices of oil and natural gas and exploration, development and production have fluctuated substantially. A sustained period of substantially reduced capital expenditures by oil and gas companies will result in decreased demand for the equipment produced by our Lifting Equipment segment, low margins, and possibly net losses.

If we are unable to realize the value of our receivable from GT Distribution, it could adversely affect our financial condition.

In connection with our purchase of the membership interests of Quantum Value Management, LLC, we acquired a receivable from GT Distribution, LLC, an entity that is owned, in part, by our Chief Executive Officer. The outstanding balance on such receivable was approximately $4.7 million as of December 31, 2006. As of March 30, 2007, GT Distribution had liabilities that substantially exceeded its assets (see Note 3 to our consolidated statements). On March 29, 2007, we entered into a non-binding letter of intent to purchase all of the assets constituting the Noble Fork Lift product line of GT Distribution, LLC in exchange for our company’s carrying amount of its accounts receivable from GT Distribution as of the closing. The consummation of the transaction is subject to, among other things, negotiation of a definitive agreement, our completion of due diligence regarding the assets, and our receipt of a fairness opinion on the terms and conditions of any final agreement as it relates to the transaction. There is no assurance that we will consummate the acquisition of the Noble Fork Lift product line or that such acquisition will allow us to realize the full value of our receivable, if consummated. If we are unable to consummate the acquisition on acceptable terms, we may not realize full value of our receivable from GT Distribution, which could have a material adverse effect on our financial condition.

We are in the process of implementing an enterprise accounting system.

We have begun the implementation of a new enterprise accounting system. This system will replace many of our existing operating and financial systems. The implementation of this system is a major undertaking both financially and from a management and personnel perspective. Should the system not be implemented successfully and within budget, or if the system does not perform in a satisfactory manner, it could be disruptive and/or adversely affect the operations and results of operations of our company, including the ability of our company to report accurate and timely financial results.

We may face limitations on our ability to integrate acquired businesses.

We have completed two acquisitions. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. While we believe we have successfully integrated these acquisitions to date, we cannot ensure that these acquired companies will operate profitably or that the intended beneficial effect from these acquisitions will be realized. Further, in connection with acquisitions, we may need to consolidate or restructure our acquired or existing facilities, which may require expenditures for severance obligations related to reductions in workforce and other charges resulting from the consolidations or restructurings, such as write-down of inventory and lease termination costs.

If we are unable to manage our anticipated growth effectively, our business could be harmed.

If we fail to manage our growth, our financial results and business prospects may be harmed. To manage our growth and to execute our business plan efficiently, we will need to institute operational, financial and management controls, as well as reporting systems and procedures. We also must effectively expand, train and manage our employee base. We cannot assure you we will be successful in any of these endeavors.

Our company relies on key management.

Our company relies on the management and leadership skills of David Langevin, Chairman and Chief Executive Officer (“CEO”). Mr. Langevin has a three year employment agreement with us which expires on December 31, 2008. The loss of his services could have a significant and negative impact on our business. In addition, we rely on the management and leadership skills of other senior executives. Some of these executives are not bound by employment agreements. We could be harmed by the loss of key personnel in the future.

Other companies might claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our technology.

Although we are not aware of any claims that we infringe anyone’s intellectual property rights, our success depends, in part, on our ability to operate without infringing valid, enforceable patents or proprietary rights of third parties or breaching any licenses that may relate to our technology and products. Future patents issued to third parties, however, could contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

•	stop or delay using our technology;

•	stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Any of these events could have adverse effects on our results of operations and could damage our business.

We may be unable to effectively respond to technological change, which could have a material adverse effect on our results of operations and business.

The market for our products is characterized by rapidly changing technology. Our future success will depend upon our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments and evolving industry standards and respond to changes in customer requirements. If we fail to anticipate or respond adequately to technological developments and customer requirements, or experience significant delays in product development or introduction, our business, results of operations and financial condition will be negatively affected.

Our company’s business is affected by the cyclical nature of its markets.

The demand for our products depends upon the general economic conditions of the markets in which we compete. Our sales depend in part upon our customers’ replacement or repair cycles. Adverse economic conditions, including a decrease in commodity prices, may cause customers to forego or postpone new purchases in favor of repairing existing machinery. Downward economic cycles may result in reductions in sales of our products, which may reduce our profits. We have taken a number of steps to reduce our fixed costs and diversify our operations to decrease the negative impact of these cycles. There can be no assurance, however, that these steps will prevent the negative impact of poor economic conditions.

We operate in a highly competitive industry and our company is particularly subject to the risks of such competition.

We compete in a highly competitive industry and the competition which we encounter has an effect on our product prices, market share, revenues and profitability. Because certain competitors have substantially greater financial, production, research and development resources and substantially greater name recognition than our company, we are particularly subject to the risks inherent in competing with them and may be put at a competitive disadvantage. To compete successfully, our products must excel in terms of quality, price, product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of our competitors may put us at a competitive disadvantage. If competition in our industry intensifies or if our current competitors enhance their products or lower their prices for competing products, we may lose sales or be required to lower our prices. This may reduce revenue from our products and services, lower our gross margins, or cause us to lose market share. We may not be able to differentiate our products from those of competitors, successfully develop or introduce less costly products, offer better performance than competitors or offer purchasers of our products payment and other commercial terms as favorable as those offered by competitors.

We face product liability claims and other liabilities due to the nature of our business.

In our lines of business, numerous suits have been filed alleging damages for accidents that have occurred during the use or operation of our products. We are self-insured, up to certain limits, for these product liability exposures, as well as for certain exposures related to general, workers’ compensation and automobile liability. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. We do not believe that the final outcome of such matters will have a material adverse effect on our consolidated financial position; however any liabilities not covered by insurance could have an adverse effect on our financial condition.

Risks Relating to our Common Stock

Our principal stockholders, executive officers and directors hold a significant percentage of our common stock, and these stockholders may take actions that may be adverse to your interests.

Our principal stockholders, executive officers and directors beneficially own, in the aggregate, approximately 21% of our common stock as of March 24, 2007. As a result, these stockholders, acting together, will be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations, sales and purchases of assets. They also could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination, which could cause the market price of our common stock to fall or prevent you from receiving a premium in such a transaction.

The price of our common stock is highly volatile.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the degree to which we successfully implement our business strategy;

•	actual or anticipated variations in quarterly or annual operating results;

•	changes in recommendations by the investment community or in their estimates of our revenues or operating results;

•	speculation in the press or investment community;

•	strategic actions by our competitors;

•	announcements of technological innovations or new products by us or our competitors; and

•	changes in business conditions affecting us and our customers.

The market prices of securities of companies without consistent product revenues and earnings have been highly volatile. This volatility has often been unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been brought against the company. If a securities class action suit is filed against us, whether or not meritorious, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Approximately 5,109,875 of our shares are eligible for sale in the public market, approximately 3,805,984 of which are subject to applicable volume limitations and other restrictions set forth in Rule 144 under the Securities Act.

Anti-takeover provisions of our Articles of Incorporation and Amended and Restated Bylaws and provisions of Michigan law could delay or prevent a change of control that you may favor.

Our Articles of Incorporation and Amended and Restated Bylaws and Michigan law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

•

authorize our board of directors, with approval by a majority of our independent directors but without requiring stockholder consent, to issue shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

•	limit our stockholders’ ability to call a special meeting of our stockholders; and

•	limit our stockholders’ ability to amend, alter or repeal our bylaws.

Any of the provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

FORWARD-LOOKING STATEMENTS

When reading this prospectus, it is important that you also read the financial statements and related notes thereto. This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus, other than statements that are purely historical, are forward-looking statements and are based upon management’s present expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Forward-looking statements in this prospectus include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items; (2) statements of our plans and objectives; (3) statements regarding the capabilities and capacities of our business operations; (4) statements of expected future economic performance; and (5) assumptions underlying statements regarding us or our business. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors,” and the following:

(1)	difficulties in implementing new systems, integrating acquired businesses, managing anticipated growth, and responding to technological change;

(2)	the cyclical nature of the markets we operate in;

(3)	increases in interest rates;

(4)	government spending;

(5)	the performance of our competitors;

(6)	shortages in supplies and raw materials;

(7)	our ability to meet financial covenants required by our debt agreements;

(8)	product liability claims, intellectual property claims, and other liabilities;

(9)	the volatility of our stock price;

(10)	future sales of our common stock; and

(11)	the willingness of our stockholders and directors to approve mergers, acquisitions, and other business transactions.

The risks described in our prospectus are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required under applicable law.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants by the selling stockholders, if exercised. We cannot guarantee that the selling stockholders will exercise any warrants.

SELLING STOCKHOLDERS

On behalf of the selling stockholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 4,004,000 shares of our common stock, 1,100,000 of which are issuable upon exercise of the Series A and Series B Warrants held by the selling stockholders and 154,000 of which are issuable upon exercise of the warrant issued to the placement agent. The common stock and the Series A and Series B Warrants were issued by us to the selling stockholders in a private placement that closed on November 15, 2006. We are registering the shares being offered under this prospectus pursuant to a Registration Rights Agreement, dated November 3, 2006, that was entered into between us and the selling stockholders in connection with the private placement.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “PLAN OF DISTRIBUTION.”

The table below lists the selling stockholders and information regarding their ownership of common stock as of May 7, 2007:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)		Number of Shares Registered for Sale(1)(2)		Shares Owned After Sale of Registered Shares(2)(14)
					Number	Percentage
JLF Offshore Fund, Ltd.(3)	1,537,894		954,520		583,374	7.4%
JLF Partners I, LP (3)	1,183,388		712,040		471,348	6%
JLF Partners II, LP (3)	55,440		55,440		0	—
Barrington Investors, L.P.(4)	693,000	(11)	508,200		0	—
Barrington Partners, A California Limited Liability Partnership (4)	693,000	(12)	184,800		0	—
The Pinnacle Fund, L.P.(5)	693,000		693,000		0	—
Lake Street Fund, L.P.(6)(13)	385,000		385,000		0	—
The Mitchell W. Howard Trust(7)(13)	7,000		7,000		0	—
Sunrise Equity Partners, L.P.(8)(13)	260,400		260,400		0	—
Diamond Opportunity Fund, LLC(9)	89,600		89,600		0	—
Roth Capital Partners, LLC	154,000		154,000	(10)	0	—

(1)	Includes the number of shares of common stock issued in the November 15, 2006 private placement as well as the shares issuable pursuant to the Series A Warrants, the Series B Warrants, and the warrants issued to the placement agent.
(2)	Assumes that the stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling stockholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	Mr. Jeff Feinberg has the power to vote or to dispose of the shares held by these entities.
(4)	Mr. Russell B. Faucett has the power to vote or to dispose of the shares held by these entities.
(5)	Mr. Barry M. Kitt has the power to vote or to dispose of the shares held by The Pinnacle Fund, L.P.
(6)	Mr. Scott W. Hood has the power to vote or to dispose of the shares held by Lake Street Fund, L.P.
(7)	Mr. Mitchell W. Howard (Trustee) has the power to vote or to dispose of the shares held by The Mitchell W. Howard Trust.
(8)	Level Counter, LLC (the “General Partner”) is the General Partner of Sunrise Equity Partners, L.P. (“SEP”). The unanimous vote of all 3 of Ms. Marilyn Adler, Mr. Nathan Low and Mr. Amnon Mandelbaum controls the vote or disposition of securities held by SEP.
(9)	Mr. David Hokin, Mr. Rob Rubin and Mr. Richard Marks in their capacities as Manager and Managing Directors, respectively, have the shared power to vote and dispose of the shares held by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership.
(10)	Represents 154,000 shares of common stock issuable upon exercise of a warrant to purchase common stock held by Roth Capital Partners, LLC with an exercise price of $4.62 per share and exercisable during a period expiring November 15, 2011. The warrant was issued to Roth Capital Partners, LLC, a broker-dealer, as part of the fee we paid to Roth Capital Partners, LLC for acting as placement agent in our private placement of 2,750,000 shares of our common stock that are covered by this prospectus. Byron Roth and Gordon Roth share voting and investment control over the securities held by Roth Capital Partners, LLC.
(11)	This number includes the 184,800 shares beneficially owned by Barrington Partners, A California Limited Partnership.
(12)	This number includes the 508,200 shares beneficially owned by Barrington Investors, L.P.
(13)	These selling stockholders have represented to us that they are affiliates of broker-dealers. They have certified that they bought the shares, warrants, and/or underlying shares in the ordinary course of business, and that, at the time of the purchase of the shares, warrants and/or underlying shares to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(14)	The percentage of common stock beneficially owned is based on 7,859,875 shares of common stock outstanding on May 7, 2007.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission (the “Commission”);

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 (the “Securities Act”) amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements of Veri-Tek International, Corp. appearing in the Company’s Annual Report on Form 10-K/A as of and for the fiscal year ended December 31, 2006 (as filed with the SEC on May 17, 2007) have been audited by UHY LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Veri-Tek International, Corp. appearing in the Company’s Annual Report on Form 10-K/A as of and for the fiscal years ended December 31, 2005 and 2004 (as filed with the SEC on May 17, 2007) have been audited by Freedman & Goldberg, CPAs, P.C., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing. The consolidated financial statements of Quantum Value Management, LLC appearing in Amendment No. 2 to the Company’s Current Report on Form 8-K/A as of and for the fiscal years ended December 31, 2005, 2004, and 2003 (as filed with the SEC on April 26, 2007) have been audited by Goren, Bonwell & Kelley, P.C., independent certified public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 (as filed with the SEC on May 17, 2007);

•	our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2007 (as filed with the SEC on June 1, 2007);

•

our Current Report on Form 8-K as filed with the SEC on April 17, 2007 (pursuant to Items 1.01 and 2.03), and Amendment No. 2 to our Current Report on Form 8-K/A as filed with the SEC on April 26, 2007 (amending the Form 8-K filed on July 10, 2006 and amended on September 19, 2006);

•

the description of our common stock contained in our Registration Statement on Form S-1 filed on September 3, 2004 under the caption “DESCRIPTION OF CAPITAL STOCK” and any amendments or reports filed for the purpose of updating such description; and

•

All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Veri-Tek International, Corp.

7402 W. 100th Place

Bridgeview, Illinois 60455

(708) 430-7500

Attention: Chief Financial Officer